Exhibit 3.2

CERTIFICATE OF MERGER
MERGING
ATHENA Merger SubSIDIARY Inc.
WITH AND INTO
EMMAUS LIFE SCIENCES, INC.

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation, organized and existing under and by virtue of the DGCL, hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) are as follows:

NAME	STATE OF INCORPORATION

Emmaus Life Sciences, Inc.	Delaware

Athena Merger Subsidiary Inc.	Delaware

2. An Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019 (the “Agreement of Merger”), by and among each of the Constituent Corporations and MYnd Analytics, Inc., a Delaware corporation, setting forth the terms and conditions of the merger of Athena Merger Subsidiary Inc. with and into Emmaus Life Sciences, Inc., has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and with respect to Athena Merger Subsidiary Inc., by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

3. This certificate of merger will become effective as of 6:00 p.m. (local time in Wilmington, Delaware), on July 17, 2019.

4. Emmaus Life Sciences, Inc. is the surviving corporation in the merger, and the name of the surviving corporation is “Emmaus Life Sciences, Inc.”

5. The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

6. The executed Agreement of Merger is on file at 21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503, the place of business of the surviving corporation

7. A copy of the Agreement of Merger will be furnished by the surviving corporation on request and without cost to any stockholder of the Constituent Corporations.

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IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer as of the 17th day of July, 2019.

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Yutaka Niihara
Name:	Yutaka Niihara
Title:	Chief Executive Officer